SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(b), (c) and (d) and

Amendments Thereto Filed Pursuant to § 240.13d-2

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Unity Software Inc.

(Name of Issuer)

Common Stock, par value $0.000005 per share

(Title of Class of Securities)

913320101**

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

**	This CUSIP number applies to the Issuer’s Common Stock.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH FUND VI, L.P. (“SEQUOIA CAPITAL U.S. GROWTH FUND VI”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,791,114
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,791,114

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,791,114
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.3%1
12	TYPE OF REPORTING PERSON PN

1	Based on a total of 292,240,641 shares outstanding as of December 2, 2021, as reported in the Issuer’s Rule 424B7 Prospectus filed with the Securities and Exchange Commission on December 14, 2021.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND, L.P. (“SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 271,219
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 271,219

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 271,219
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%1
12	TYPE OF REPORTING PERSON PN

1	Based on a total of 292,240,641 shares outstanding as of December 2, 2021, as reported in the Issuer’s Rule 424B7 Prospectus filed with the Securities and Exchange Commission on December 14, 2021.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH FUND, L.P. (“SEQUOIA CAPITAL GLOBAL GROWTH FUND”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 8,850,755
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 8,850,755

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,850,755
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.0%1
12	TYPE OF REPORTING PERSON PN

1	Based on a total of 292,240,641 shares outstanding as of December 2, 2021, as reported in the Issuer’s Rule 424B7 Prospectus filed with the Securities and Exchange Commission on December 14, 2021.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND, L.P. (“SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 320,986
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 320,986

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 320,986
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%1
12	TYPE OF REPORTING PERSON PN

1	Based on a total of 292,240,641 shares outstanding as of December 2, 2021, as reported in the Issuer’s Rule 424B7 Prospectus filed with the Securities and Exchange Commission on December 14, 2021.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS, L.P. (“SEQUOIA CAPITAL GLOBAL GROWTH FUND III – ENDURANCE PARTNERS”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 10,127,658
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 10,127,658

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,127,658
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.5%1
12	TYPE OF REPORTING PERSON PN

1	Based on a total of 292,240,641 shares outstanding as of December 2, 2021, as reported in the Issuer’s Rule 424B7 Prospectus filed with the Securities and Exchange Commission on December 14, 2021.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL XII, L.P. (“SEQUOIA CAPITAL XII”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 13,543,369
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 13,543,369

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,543,369
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.6%1
12	TYPE OF REPORTING PERSON PN

1	Based on a total of 292,240,641 shares outstanding as of December 2, 2021, as reported in the Issuer’s Rule 424B7 Prospectus filed with the Securities and Exchange Commission on December 14, 2021.

1	NAME OF REPORTING PERSON SEQUOIA TECHNOLOGY PARTNERS XII, L.P. (“SEQUOIA TECHNOLOGY PARTNERS XII”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 721,044
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 721,044

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 721,044
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%1
12	TYPE OF REPORTING PERSON PN

1	Based on a total of 292,240,641 shares outstanding as of December 2, 2021, as reported in the Issuer’s Rule 424B7 Prospectus filed with the Securities and Exchange Commission on December 14, 2021.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL XII PRINCIPALS FUND, LLC (“SEQUOIA CAPITAL XII PRINCIPALS FUND”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,059,488
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,059,488

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,059,488
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.7%1
12	TYPE OF REPORTING PERSON OO

1	Based on a total of 292,240,641 shares outstanding as of December 2, 2021, as reported in the Issuer’s Rule 424B7 Prospectus filed with the Securities and Exchange Commission on December 14, 2021.

1	NAME OF REPORTING PERSON SC U.S. GROWTH VI MANAGEMENT, L.P. (“SC U.S. GROWTH VI MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

4,062,333 shares, of which 3,791,114 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VI and 271,219 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VI and SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND is SC U.S. GROWTH VI MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

4,062,333 shares, of which 3,791,114 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VI and 271,219 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VI and SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND is SC U.S. GROWTH VI MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,062,333
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.4%1
12	TYPE OF REPORTING PERSON PN

1	Based on a total of 292,240,641 shares outstanding as of December 2, 2021, as reported in the Issuer’s Rule 424B7 Prospectus filed with the Securities and Exchange Commission on December 14, 2021.

1	NAME OF REPORTING PERSON SCGGF MANAGEMENT, L.P. (“SCGGF MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

9,171,741 shares, of which 8,850,755 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND and 320,986 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

9,171,741 shares, of which 8,850,755 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND and 320,986 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,171,741
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.1%1
12	TYPE OF REPORTING PERSON PN

1	Based on a total of 292,240,641 shares outstanding as of December 2, 2021, as reported in the Issuer’s Rule 424B7 Prospectus filed with the Securities and Exchange Commission on December 14, 2021.

1	NAME OF REPORTING PERSON SCGGF III–ENDURANCE PARTNERS MANAGEMENT, L.P. (“SCGGF III—ENDURANCE PARTNERS MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

10,127,658 shares, of which 10,127,658 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS. The General Partner of SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS is SCGGF III –ENDURANCE PARTNERS MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

10,127,658 shares, of which 10,127,658 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS. The General Partner of SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS is SCGGF III –ENDURANCE PARTNERS MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,127,658
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.5%1
12	TYPE OF REPORTING PERSON PN

1	Based on a total of 292,240,641 shares outstanding as of December 2, 2021, as reported in the Issuer’s Rule 424B7 Prospectus filed with the Securities and Exchange Commission on December 14, 2021.

1	NAME OF REPORTING PERSON SC XII MANAGEMENT, LLC (“SC XII MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

16,323,901 shares, of which 13,543,369 shares are directly owned by SEQUOIA CAPITAL XII, 721,044 shares are directly owned by SEQUOIA TECHNOLOGY PARTNERS XII and 2,059,488 shares are directly owned by SEQUOIA CAPITAL GLOBAL XII PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL XII and SEQUOIA TECHNOLOGY PARTNERS XII is SC XII MANAGEMENT. The Managing Member of SEQUOIA CAPITAL XII PRINCIPALS FUND is SC XII MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

16,323,901 shares, of which 13,543,369 shares are directly owned by SEQUOIA CAPITAL XII, 721,044 shares are directly owned by SEQUOIA TECHNOLOGY PARTNERS XII and 2,059,488 shares are directly owned by SEQUOIA CAPITAL GLOBAL XII PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL XII and SEQUOIA TECHNOLOGY PARTNERS XII is SC XII MANAGEMENT. The Managing Member of SEQUOIA CAPITAL XII PRINCIPALS FUND is SC XII MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,323,901
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.6%1
12	TYPE OF REPORTING PERSON OO

1	Based on a total of 292,240,641 shares outstanding as of December 2, 2021, as reported in the Issuer’s Rule 424B7 Prospectus filed with the Securities and Exchange Commission on December 14, 2021.

1	NAME OF REPORTING PERSON SC US (TTGP), LTD. (“SC US (TTGP)”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

23,361,732 shares, of which 3,791,114 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VI, 271,219 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND, 8,850,755 shares are directly owned by SEQUOIA GLOBAL GROWTH FUND, 320,986 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND and 10,127,658 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VI and SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND is SC U.S. GROWTH VI MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT. The General Partner of SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS is SCGF III –ENDURANCE PARTNERS MANAGEMENT. SC US TTGP is the General Partner of each of SC U.S. GROWTH VI MANAGEMENT, SCGGF MANAGEMENT and SCGGF III –ENDURANCE PARTNERS MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

23,361,732 shares, of which 3,791,114 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VI, 271,219 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND, 8,850,755 shares are directly owned by SEQUOIA GLOBAL GROWTH FUND, 320,986 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND and 10,127,658 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VI and SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND is SC U.S. GROWTH VI MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SC U.S. GROWTH MANAGEMENT. The General Partner of SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS is SCGF III –ENDURANCE PARTNERS MANAGEMENT. SC US TTGP is the General Partner of each of SC U.S. GROWTH VI MANAGEMENT, SCGGF MANAGEMENT and SCGGF III –ENDURANCE PARTNERS MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,361,732
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.0%1
12	TYPE OF REPORTING PERSON OO

1	Based on a total of 292,240,641 shares outstanding as of December 2, 2021, as reported in the Issuer’s Rule 424B7 Prospectus filed with the Securities and Exchange Commission on December 14, 2021.

1	NAME OF REPORTING PERSON DOUGLAS LEONE (“DL”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,784,539
	6

  SHARED VOTING POWER

19,299,399, of which 8,850,755 shares are directly owned by SEQUOIA GLOBAL GROWTH FUND, 320,986 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND and 10,127,658 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT. The General Partner of SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS is SCGGF III –ENDURANCE PARTNERS MANAGEMENT. The General Partner of each of SCGGF MANAGEMENT and SCGGF III –ENDURANCE PARTNERS MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND are Messers. DL and JG. The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS are Messrs. DL and RB.

	7	SOLE DISPOSITIVE POWER 1,784,539
	8

  SHARED DISPOSITIVE POWER

19,299,399, of which 8,850,755 shares are directly owned by SEQUOIA GLOBAL GROWTH FUND, 320,986 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND and 10,127,658 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS . The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT. The General Partner of SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS is SCGGF III –ENDURANCE PARTNERS MANAGEMENT. The General Partner of each of SCGGF MANAGEMENT and SCGGF III –ENDURANCE PARTNERS MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND are Messers. DL and JG. The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS are Messrs. DL and RB.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 21,083,938
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.2%1
12	TYPE OF REPORTING PERSON IN

1	Based on a total of 292,240,641 shares outstanding as of December 2, 2021, as reported in the Issuer’s Rule 424B7 Prospectus filed with the Securities and Exchange Commission on December 14, 2021.

1	NAME OF REPORTING PERSON ROELOF BOTHA (“RB”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,439,6051
	6

  SHARED VOTING POWER

10,127,658, of which 10,127,658 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS. The General Partner of SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS is SCGGF III –ENDURANCE PARTNERS MANAGEMENT. The General Partner of SCGGF III –ENDURANCE PARTNERS MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS are Messrs. DL and RB.

	7	SOLE DISPOSITIVE POWER 1,439,605
	8

  SHARED DISPOSITIVE POWER

10,127,658, of which 10,127,658 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS. The General Partner of SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS is SCGGF III –ENDURANCE PARTNERS MANAGEMENT. The General Partner of SCGGF III –ENDURANCE PARTNERS MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS are Messrs. DL and RB.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,567,263
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.0%2
12	TYPE OF REPORTING PERSON IN

1	Includes 14,526 restricted stock units.
2	Based on a total of 292,240,641 shares outstanding as of December 2, 2021, as reported in the Issuer’s Rule 424B7 Prospectus filed with the Securities and Exchange Commission on December 14, 2021.

1	NAME OF REPORTING PERSON JAMES GOETZ (“JG”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,056,644
	6

  SHARED VOTING POWER

9,171,741 shares, of which 8,850,755 shares are directly owned by SEQUOIA GLOBAL GROWTH FUND and 320,986 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT. SC US TTGP is the General Partner of SCGGF MANAGEMENT. The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND are Messrs. DL and JG.

	7	SOLE DISPOSITIVE POWER 1,056,644
	8

  SHARED DISPOSITIVE POWER

9,171,741 shares, of which 8,850,755 shares are directly owned by SEQUOIA GLOBAL GROWTH FUND and 320,986 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT. SC US TTGP is the General Partner of SCGGF MANAGEMENT. The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND are Messrs. DL and JG.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,228,385
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.5%1
12	TYPE OF REPORTING PERSON IN

1	Based on a total of 292,240,641 shares outstanding as of December 2, 2021, as reported in the Issuer’s Rule 424B7 Prospectus filed with the Securities and Exchange Commission on December 14, 2021.

ITEM 1.

(a) Name of Issuer:

Unity Software Inc.

(b) Address of Issuer’s Principal Executive Offices:

30 3rd Street

San Francisco, California 94103 - 3104

ITEM 2.

(a) Name of Persons Filing:

Sequoia Capital U.S. Growth Fund VI, L.P.

Sequoia Capital U.S. Growth Principals VI Fund, L.P.

Sequoia Capital Global Growth Fund, L.P.

Sequoia Capital Global Growth Principals Fund, L.P.

Sequoia Capital Global Growth Fund III –Endurance Partners, L.P.

Sequoia Capital XII, L.P.

Sequoia Technology Partners XII, L.P.

Sequoia Capital XII Principals Fund, LLC

SC U.S. Growth VI Management, L.P.

SCGGF Management, L.P.

SCGGF III –Endurance Partners Management, L.P.

SC XII Management, LLC

SC US (TTGP), Ltd.

Douglas Leone

Roelof Botha

James Goetz

The General Partner of SEQUOIA CAPITAL U.S. GROWTH FUND VI and SEQUOIA CAPITAL U.S. GROWTH VI PRINCIPALS FUND is SC U.S. GROWTH VI MANAGEMENT. The General Partner of SC U.S. GROWTH VI MANAGEMENT is SC US (TTGP).

The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT. SC US TTGP is the General Partner of SCGGF MANAGEMENT. The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND are Messrs. DL and JG.

The General Partner of SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS is SCGGF III –ENDURANCE PARTNERS MANAGEMENT. The General Partner of SC GLOBAL GROWTH III –ENDURANCE PARTNERS MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS are Messrs. DL and RB.

The General Partner of each of SEQUOIA CAPITAL XII and SEQUOIA TECHNOLOGY PARTNERS XII is SC XII MANAGEMENT. The Managing Member of SEQUOIA CAPITAL XII PRINCIPALS FUND is SC XII MANAGEMENT.

(b) Address of Principal Business Office or, if none, Residence:

2800 Sand Hill Road, Suite 101

Menlo Park, CA 94025

(c) Citizenship:

SEQUOIA CAPITAL U.S. GROWTH FUND VI, SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND, SEQUOIA CAPITAL GLOBAL GROWTH FUND, SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND, SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS, SC U.S. GROWTH VI MANAGEMENT, SCGGF MANAGEMENT, SCGGF III –ENDURANCE PARTNERS MANAGEMENT, SC US (TTGP): Cayman Islands

SEQUOIA CAPITAL XII, SEQUOIA TECHNOLOGY PARTNERS XII, SEQUOIA CAPITAL XII PRINCIPALS FUND, SC XII MANAGEMENT: Delaware

DL, RB, JG: USA

(d) CUSIP No.: 913320101

ITEM 3.

If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	OWNERSHIP

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☐.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022

Sequoia Capital U.S. Growth Fund VI, L.P.

By:	SC U.S. Growth VI Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Capital U.S. Growth Principals VI Fund, L.P.

By:	SC U.S. Growth VI Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Capital Global Growth Fund, L.P.

By:	SCGGF Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Capital Global Growth Principals Fund, L.P.

By:	SCGGF Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Capital Global Growth Fund III –Endurance Partners, LP

By:	SCGF III –Endurance Partners Management, L.P. its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Capital XII, L.P.

By: SC XII Management, LLC
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Technology Partners XII, L.P.

By: SC XII Management, LLC
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Capital XII Principals Fund, LLC

By: SC XII Management, LLC
its Managing Member

By:	/s/ Douglas Leone
Douglas Leone, Director

SC U.S. Growth VI Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

SCGGF Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

SCGGF III –Endurance Partners Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

SC XII Management, LLC

By:	/s/ Douglas Leone
Douglas Leone, Director

SC US (TTGP), Ltd.

By:	/s/ Douglas Leone
Douglas Leone, Director

Douglas Leone

By:	/s/ Douglas Leone

Roelof Botha

By:	/s/ Roelof Botha

James Goetz

By:	/s/ James Goetz